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                                                                    Exhibit 99.1

                           UNITED STATES OF AMERICA
                          DEPARTMENT OF THE TREASURY
                   OFFICE OF THE COMPTROLLER OF THE CURRENCY


IN THE MATTER OF:             (S)
                              (S)
PROVIDIAN NATIONAL BANK,      (S)
TILTON, NEW HAMPSHIRE         (S)
------------------------------


                                 CONSENT ORDER


     The Comptroller of the Currency of the United States of America ("Comptroller"), through his National Bank Examiner, has examined PROVIDIAN NATIONAL BANK, Tilton, New Hampshire ("Bank").

     The Comptroller, by and through his authorized representative, and the Bank, by and through its duly elected and acting Board of Directors ("Board"), have executed a Stipulation and Consent to the Issuance of a Consent Order, dated June 28, 2000 ("Stipulation and Consent"). By this Stipulation and Consent, that is incorporated by reference, the Bank has agreed and consented to the issuance of this Consent Order by the Comptroller.

     Pursuant to the authority vested in him by the laws and regulations of the United States, including 12 U.S.C. (S) 484, the Federal Deposit Insurance Act, as amended, 12 U.S.C. (S) 1818, and 12 C.F.R. (S) 7.4000, the Comptroller hereby orders that:

                                   ARTICLE I

                           RESERVE AND PAYMENT FLOOR

     (1) Within ten (10) days of the Settlement Date, the Bank shall reserve or deposit into a segregated deposit account an amount not less than three hundred million dollars ($300,000,000) ("Payment Floor").
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     (2)  Within sixty (60) days of the Settlement Date, the Bank shall reserve or deposit into a segregated deposit account such additional amounts as are necessary to fully fund the restitution provisions of Article II through Article XVI of this Consent Order.

     (3) The Bank shall make all restitution payments required by Article II through Article XVI of this Consent Order, regardless of whether the total of such payments exceeds the Payment Floor. If the total of such payments is less than the Payment Floor, the Bank shall make additional payments, as required by
Article XXVI of this Consent Order, up to the amount of the Payment Floor.

     (4)  The following shall not apply against the Payment Floor:

          (a) Any offsets permitted by Article XXVI, paragraph (16), regardless of when made;

          (b)  Any payments the Bank has made prior to the Settlement Date; and

          (c) Any payments the Bank makes after the Settlement Date, unless expressly made pursuant to, and in conformity with, this Consent Order.

                                  ARTICLE II

                      GUARANTEED SAVINGS RATE RESTITUTION

     (1) The Bank shall provide restitution, as required by this Article, to all consumers who transferred balances from other creditors to the Bank pursuant to the Guaranteed Savings Rate program during the period June 15, 1995, through the Settlement Date, to the extent not previously refunded by the Bank. The amount of restitution paid to each such consumer shall be based on the periodic rate applied to each balance the consumer transferred to the Bank and each balance transfer fee paid by the consumer, determined as follows:

          (a) For each balance transferred to the Bank by a consumer who submitted Interest Rate Proof on all or some of the balances the consumer transferred to the Bank

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     and all such Interest Rate Proof was accepted by the Bank in calculating that consumer's Personalized Interest Rate that would be applied by the Bank to such balance, the restitution amount shall be calculated for the period beginning on the date the Bank first applied the Personalized Interest Rate to such balance and ending one year after such balance was transferred to the Bank, and shall equal the sum of:

               (i) The total difference between the periodic rate finance charges actually charged by the Bank by application of the consumer's Personalized Interest Rate and attributable to the transferred balance each period, and the amount of periodic rate finance charges that would have been charged by the Bank for such period if the periodic rate applied to the transferred balance had been two percent (2.0%) lower than the weighted average periodic rate calculated from the Interest Rate Proof submitted to the Bank by the consumer (prior to any periodic rate adjustment previously made by the Bank); and

               (ii) Interest on each difference of periodic rate finance charges calculated in paragraph (1)(a)(i) of this Article, beginning on the date of the mailing of each periodic statement reflecting application of the consumer's Personalized Interest Rate to the transferred balance, and continuing through the Settlement Date, at a rate of ten percent (10%) per annum;

          (b) For each balance transferred to the Bank by a consumer who submitted Interest Rate Proof to the Bank on all or some of the balances the consumer transferred to the Bank and any such Interest Rate proof was not accepted by the Bank in calculating that consumer's Personalized Interest Rate that would be applied by the Bank to such balance, the restitution amount shall be calculated for the period beginning on the date

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     the Bank first applied the Personalized Interest Rate to such balance and ending one year after such balance was transferred to the Bank, and shall equal the sum of:

               (i) The total difference between the periodic rate finance charges actually charged by the Bank by application of the consumer's Personalized Interest Rate and attributable to the transferred balance each period, and the amount of periodic rate finance charges that would have been charged if the periodic rate applied to the transferred balance had been not greater than the weighted average periodic rate calculated from the Interest Rate Proof submitted by all consumers receiving restitution by the method described in paragraph
          (1)(a) of this Article (prior to any periodic rate adjustment previously made by the Bank) less two percent (2%); and

               (ii) Interest on each difference of periodic rate finance charges calculated in paragraph (1)(b)(i) of this Article, beginning on the date of the mailing of each periodic statement reflecting application of the consumer's Personalized Interest Rate to the transferred balance, and continuing through the Settlement Date, at a rate of ten percent (10%) per annum;

          (c) For each balance transferred to the Bank by a consumer who submitted Interest Rate Proof on none of the balances the consumer transferred to the Bank from which the Bank could calculate that consumer's Personalized Interest Rate that would be applied by the Bank to such balance, the restitution amount shall be calculated for the period beginning on the date the Bank first applied a non-introductory periodic rate to such balance and ending one year after such balance was transferred to the Bank, and shall equal:

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               (i)    The total difference between the periodic rate finance
          charges actually charged by the Bank by application of the non-introductory periodic rate and attributable to the transferred balance each period, and the amount of periodic rate finance charges that would have been charged if the periodic rate applied to the transferred balance had been three percent (3.0%) lower than the periodic rate actually charged by the Bank;

               (ii) Less the difference between the amount of periodic rate finance charges that would have been charged by the Bank by application of the non-introductory periodic rate first applied to such balance and the amount of periodic rate finance charges actually charged by the Bank for such period, but no more than the total of subparagraph (1)(c)(i) of this Article; and

               (iii) Plus, interest on each difference of periodic rate finance charges calculated by subtracting the amount calculated in paragraph
          (1)(c)(ii) of this Article from the amount calculated in paragraph
          (1)(c)(i) of this Article, beginning on the date of the mailing of each periodic statement reflecting application of a non-introductory periodic rate to the transferred balance, and continuing through the Settlement Date, at a rate of ten percent (10%) per annum;

          (d) For each balance described in paragraphs (1)(a), (b) or (c) of this Article transferred to the Bank less than one year prior to the Settlement Date, the Bank shall provide restitution by the method required by Article XXVI only for the period(s) beginning on the date a non-introductory periodic rate was applied to such balance and continuing through the period that includes the date described in Article XXVI, paragraph (5). Thereafter, and continuing until one year after the date the balance was

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     transferred to the Bank, the Bank shall provide restitution by a credit to the consumer's account each period;

          (e) For any consumer who transferred more than one balance to the Bank and different non-introductory periodic rates applied to different balances, the formulas described in paragraphs (1)(a), (1)(b) and (1)(c) of this Article shall be calculated based upon the non-introductory periodic rate applicable to each transferred balance;

          (f) For each consumer who was charged a balance transfer fee upon transfer of a balance away from the Bank, the restitution amount shall be, in addition to any restitution required elsewhere in this Article, the sum of:
               (i)   The amount of each balance transfer fee; and

               (ii) Interest on each balance transfer fee, beginning on the date the balance transfer fee was charged to the consumer's account and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

          (g) Any adjustment to a periodic rate required by this Article shall be calculated on the basis of a one-year period. Any adjustment to a periodic rate required by this Article shall mean a "difference" as that term is used in mathematics. (For example, a two percent (2%) reduction from a periodic rate of fifteen percent (15%) is thirteen percent (13%).); and

          (h) "Weighted average periodic rate calculated from the Interest Rate Proof submitted by all consumers receiving restitution by the method described in paragraph (1)(a) of this Article" refers to a single average periodic rate, calculated from June 15, 1995 through the Settlement Date, and not a floating average periodic rate.

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                                  ARTICLE III

                  GUARANTEED SAVINGS RATE PROSPECTIVE RELIEF

     (1) The Bank shall comply with the Fair Credit Reporting Act, as amended, 15 U.S.C. (S)(S) 1681-1681u, as construed in published interpretations of, and pronouncements concerning, the Fair Credit Reporting Act by the Comptroller, the Federal Trade Commission and the Federal Financial Institutions Examinations Council.

     (2) The Bank shall not make any misleading or deceptive representation, expressly or by implication, to any consumer concerning the Guaranteed Savings Rate program.

     (3) The Bank shall not make any misleading or deceptive representation, expressly or by implication, to any consumer concerning the extent of savings that could be achieved by transferring balances to the Bank.

     (4) Unless the Bank states the actual APR or periodic rate that would apply, then, in addition to any other disclosures required by law or regulation, the Bank shall, in any oral or written advertisement or solicitation, including communications about use(s) of an existing credit account, make the additional disclosures required by paragraph (5) of this Article if, anywhere in such advertisement or solicitation, the Bank states:

          (a) Any positive or negative number describing the APR, periodic rate, interest rate, finance charge or payment amount that applies, or would apply, to the account or any portion of the account; or

          (b) That the APR, periodic rate, interest rate, finance charge or payment amount that applies, or would apply, to the account or any portion of the account, whether or not stated as a positive or negative number, is in any way based upon an APR, periodic rate, interest rate, finance charge or payment amount the consumer had been

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     charged, is being charged, or is charged in the future by another creditor or other creditors.

     (5) The additional disclosures required by paragraph (4) of this Article shall be:

          (a) If the advertisement or solicitation represents, expressly or by implication, that the consumer will achieve savings through the product's or program's APR or periodic rate relative to the rate(s) charged by the consumer's existing or future creditor(s), the Bank shall clearly and conspicuously disclose the maximum savings, stated as a percentage reduction in the APR or periodic rate, achievable pursuant to the product or program. "Percentage reduction," as used in this paragraph, refers to a "difference" as that term is used in mathematics. (For example, the percentage reduction from fifteen percent (15%) to thirteen percent (13%) is two percent (2%).);

          (b) If there is any condition or limitation on the consumer achieving the maximum savings disclosed in paragraph (5)(a) of this Article, the Bank shall clearly and conspicuously disclose the existence of such condition or limitation, and the Bank shall clearly and conspicuously disclose the maximum APR or maximum periodic rate (or maximum addition to prime rate or other benchmark rate, if the rate is a variable rate), stated as a percentage, that could apply if the consumer fails to meet such condition or exceeds such limitation; and

               (i) Describe the assumptions used to calculate, conditions for, and limitations on, achieving the maximum savings attributable to the APR or periodic rate; or

               (ii) Advise the consumer how to obtain a description of the assumptions used to calculate, conditions for, and limitations on, achieving the maximum savings attributable to the APR or periodic rate, and that the consumer

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          should not make any final decision before obtaining and reviewing such information; and

          (c) If any APR or periodic rate is subject to an introductory or prove-up period, or is otherwise temporary under the account terms, the Bank shall clearly and conspicuously disclose that the APR or periodic rate is a temporary rate and the length of the introductory period or the time such rate will expire.

     (6) For any product or program in which the APR or periodic rate applied, or to be applied, is determined, in whole or in part, by information supplied by the consumer concerning the APR or periodic rate the consumer is paying, or has paid, to other creditors, the Bank shall:

          (a) Mail a response to the consumer within five (5) days of receipt of the information supplied by the consumer, and shall state clearly and conspicuously in that response whether the information is sufficient to determine the APR or periodic rate to be applied to the consumer's account, and the APR or periodic rate, stated as a percentage, that would apply based on the information supplied by the consumer; and

          (b) If the Bank considers the information supplied by the consumer unsatisfactory to determine what APR or periodic rate would apply, the Bank shall:

               (i) In the response required by paragraph (6)(a) of this Article, provide a statement to the consumer disclosing the reason(s) the information is considered unsatisfactory by the Bank and shall provide a description of the type of information the Bank typically considers satisfactory to determine the APR or periodic rate that applies or would apply; and

               (ii) Before taking any action unfavorable to such consumer, provide the consumer with at least thirty (30) days from the mailing of the response to submit additional information.

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     (7)  If the Bank would otherwise charge a fee when a balance is transferred away from the Bank, the Bank shall allow a consumer to transfer a balance from the Bank to another creditor without imposing that fee if the balance is transferred within thirty (30) days of the mailing of the first periodic statement which reflects any non-introductory rate applied to a balance or balances previously transferred by the consumer to the Bank. The Bank shall clearly and conspicuously disclose this provision as an account term, and on such periodic statement.

     (8) In any advertisement or solicitation regarding a balance transfer, where that transfer may be subject to a balance transfer fee, the Bank shall clearly and conspicuously disclose:

          (a)  The existence of the balance transfer fee;

          (b)  The amount of the balance transfer fee; and

          (c) The specific circumstances under which the balance transfer fee may be imposed.

     (9) The Bank shall implement the provisions of paragraphs (4) through (8) of this Article within ninety (90) days of the Settlement Date.


                                  ARTICLE IV

                         CREDIT PROTECTION RESTITUTION

     (1) The Bank shall make restitution, as required by this Article, to the following consumers who were charged Credit Protection fees, during the period June 15, 1995, through the Settlement Date:

          (a) Any consumer who, within four (4) months of the date of the mailing of the periodic statement first reflecting a charge for Credit Protection, cancelled Credit Protection;

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          (b)  Any consumer who, within four (4) months of the date of the mailing of the periodic statement first reflecting a charge for Credit Protection, contacted the Bank and was subject to any "attempt by the Bank to have the consumer retain" (as that phrase is defined in Article XXIX) Credit Protection; and

          (c) Any consumer who, at any time, submitted a claim to activate their Credit Protection benefits, and who was either unable to obtain Credit Protection benefits or was limited to less than eighteen (18) months of Credit Protection benefits, in either case on any of the following bases:

               (i) Benefits were limited to the number of months the consumer had previously paid Credit Protection fees;

               (ii) Benefits for involuntary unemployment could not be used until the consumer had paid at least three months of Credit Protection fees;

               (iii) Benefits for involuntary unemployment could not be used if the consumer became involuntarily unemployed from a part-time job;

               (iv) The hospitalization, sickness and disability benefits could not be used until after the consumer had paid at least six months of Credit Protection fees, if the hospitalization, sickness or disability were caused by a pre-existing condition;

               (v) Benefits could not be used if the consumer's credit card account were not current;

               (vi) Benefits were not available if the consumer's credit card account were over-limit;

               (vii) Benefits were not available if the consumer, or any higher-income member of the consumer's household, made more than the minimum payment on

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          any credit card account (except a Bank credit card account) while receiving Credit Protection benefits;

               (viii) Benefits were not available if the consumer accessed any credit from the Bank or the consumer's other creditors while receiving Credit Protection benefits; or

               (ix) Benefits were not available for involuntary unemployment if the consumer were self-employed.

     (2) The amount of restitution payable by the Bank to each consumer described in paragraph (1) of this Article shall be the sum of:

          (a) The amount of Credit Protection fees charged to the consumer's account during the period June 15, 1995, through the Settlement Date and not previously refunded; and

          (b) Interest, from each date Credit Protection fees were charged to the consumer's account and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

     (3) "Cancelled" and "cancel" as used in this Article means elimination of Credit Protection from the account with or without imposition of another fee, migration to a different product or program that does not include Credit Protection, or closure of the account at the request of the consumer.

                                   ARTICLE V

                     CREDIT PROTECTION PROSPECTIVE RELIEF

     (1) The Bank shall not make any misleading or deceptive representation, expressly or by implication, to any consumer concerning the benefits of Credit Protection.

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     (2)  The Bank shall not make any misleading or deceptive representation, expressly or by implication, to any consumer concerning any product or program designed or advertised to assist consumers in the event of involuntary unemployment, hospitalization, accident, sickness or disability ("Payment Deferral Product").

     (3) In all oral or written advertisements, solicitations or other communications with consumers that promote Credit Protection or any other Payment Deferral Product, the Bank shall clearly and conspicuously disclose either:

          (a) All limitations on the benefits of Credit Protection or the Payment Deferral Product, as applicable; or

          (b) That the benefits of Credit Protection or the Payment Deferral Product, as applicable, are subject to material limitations, that the limitations are described in the written terms and conditions for the product, and that the consumer should read these limitations before purchasing the product.

     (4) The Bank shall not, as a result of the activation of Credit Protection benefits or any other Payment Deferral Product benefits, restrict or limit the consumer's ability to use any emergency credit line on the consumer's account, whether or not such line is part of a separate product. This shall not limit the Bank's ability to freeze the consumer's account (other than the emergency credit line) during the period of activation, provided that the Bank provides a clear and conspicuous written disclosure to the consumer at or before the purchase of Credit Protection or the Payment Deferral Product (in a manner not inconsistent with the other provisions of this Article), and again at the time of activation of the benefits, that activation of Credit Protection or other Payment Deferral Product benefits will result in the Bank freezing the consumer's account, but will not affect the consumer's ability to use any emergency credit line.

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     (5)  The Bank shall not make a sale of Credit Protection or any other
Payment Deferral Product to a consumer until the Bank has provided the consumer with a complete description of Credit Protection or the Payment Deferral Product. Except as provided in paragraphs (6) and (7) of this Article, the prohibition of this paragraph includes any type of "negative-response" or "negative-option" sale, including, but not limited to, any sale that provides the consumer with a free review, trial, or sample period, whereby the consumer is obligated to begin paying for the product if the consumer does not cancel the product by the end of such period.

     (6) The Bank may provide a consumer with a free review, trial or sample period, without providing the consumer in advance with a complete written description of the terms and conditions of Credit Protection or the Payment Deferral Product if:

          (a) The Bank clearly and conspicuously discloses to the consumer in advance that:

               (i) The free review, trial or sample period is without obligation;

               (ii) During such period, the Bank will provide the consumer with the complete terms and conditions in writing; and

               (iii) The product will expire at the end of such period and no charges will be made to the consumer, unless the consumer, after receiving the complete written description of the product, affirmatively and expressly agrees to purchase the product; and

          (b)  The Bank acts in accordance with the disclosures of paragraph
     (6)(a) of this Article.

     (7) The Bank may provide the consumer with a free review, trial or sample period for Credit Protection or other Payment Deferral Product and may begin to charge the consumer for

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such product at the end of that period if the consumer does not cancel the product by the end of that period, only if:

          (a) Prior to the solicitation offering the free review, trial or sample period, the Bank provides the consumer in advance with a complete written description of the terms and conditions of Credit Protection or the Payment Deferral Product;

          (b) The Bank confirms that such description was received by the consumer and provides the consumer with the opportunity to ask questions;

          (c) The Bank discloses all significant and material limitations of Credit Protection or the Payment Deferral Product;

          (d) The Bank clearly and conspicuously discloses to the consumer that a charge will automatically be imposed by the Bank if the consumer does not cancel the product by the end of the period, and the amount of such charge;

          (e) The consumer states affirmative agreement that he or she understands that a charge will automatically be imposed by the Bank if the consumer does not cancel the product by the end of the period, prior to agreeing to the free review, trial or sample period;

          (f) The communications required by sections (b), (c), (d) and (e) of this paragraph are tape recorded and maintained by the Bank for a period of at least twelve (12) months after the expiration of the free review, trial or sample period, provided however, after one year after the Settlement Date, the tape recording shall be maintained for a period of nine (9) months, and provided further, if the Bank becomes aware of any dispute concerning the sale of the product to the consumer prior to the end of such twelve (12) or nine (9) month period, as applicable, the Bank shall maintain the recording until the dispute has been finally resolved; and

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          (g)  Within ten (10) days after beginning of the free review, trial or sample period, the Bank shall mail a written confirmation to the consumer that clearly and conspicuously discloses:

               (i)    The date of the telephone sale;

               (ii)   The name of the fee-based product;

               (iii)  The amount of the charge for the fee-based product;

               (iv) The fact that the Bank will begin to charge the consumer at the end of the free review, trial or sample period together with the date the free review, trial or sample period will end;

               (v) The consumer's right to cancel, without any charge, within thirty (30) days from the date of the mailing of the periodic statement where the charge first appears;

               (vi) The telephone number the consumer should use to cancel the product; and

               (vii) The telephone number and address of the Comptroller's consumer complaint staff.

     (8) The Bank shall allow any consumer who is charged, on other than a monthly basis, for Credit Protection or other Payment Deferral Product to cancel such product for any reason or no reason and, in such event, shall provide the consumer with a pro rated refund of fees.

     (9) The Bank shall ensure that agreements for Credit Protection and other Payment Deferral Products do not contain terms or conditions that are not enforced by the Bank.

     (10) Except in the consumer's favor (meaning only a reduction in price without a reduction of benefits, removal of limitations without a reduction of benefits, or the addition of

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benefits without additional costs or limitations), the Bank shall ensure that the agreements for Credit Protection and other Payment Deferral Products do not provide the Bank the unilateral right to renounce or modify any of the terms or conditions of the product under the agreement.

     (11) The Bank shall mail copies of the revised terms and conditions of Credit Protection to all consumers currently paying for, or being provided with, Credit Protection, with the changed terms clearly and conspicuously identified and explained.

     (12) The Bank shall implement the provisions of paragraphs (3) through (11) of this Article within ninety (90) days of the Settlement Date.

                                  ARTICLE VI

                 "NO ANNUAL MEMBERSHIP FEE" PROSPECTIVE RELIEF

     (1) The Bank shall not make any misleading or deceptive representation, expressly or by implication, to any consumer concerning credit cards represented to require the payment of "No Annual Membership Fee." The Bank shall not advertise or market any credit card as having "No Annual Membership Fee" or "No Annual Fee" if the consumer is required to pay a fee in order to open or maintain a credit card account, or the consumer is required to pay a fee for any product, service, or membership associated with the account. The provisions of this paragraph shall not apply to optional products that are offered in conjunction with, or subsequent to the receipt of, a credit card, but that are not required to be purchased in order to open or maintain the credit card account. The provisions of this paragraph also shall not apply to one-time application or processing fees, provided such fees are clearly and conspicuously disclosed to the consumer.

     (2) The Bank shall not make any misleading or deceptive representation to any consumer concerning the fees it charges to open or maintain an account with the Bank.

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     (3)  Within ninety (90) days of the Settlement Date, the Bank shall ensure that its advertising, telemarketing scripts, written solicitations, and processes adequately disclose to the consumer all fees that are required to be paid to the Bank in order to open or maintain an account with the Bank. The Bank shall ensure that:

          (a) Any solicitation or telemarketing script that contains a representation of annual fees or other fees required to open or maintain an account shall also include:

               (i) Clear and conspicuous disclosures of all fees required to be paid by the consumer in order to open or maintain an account with the Bank; and

               (ii) Clear and conspicuous disclosures identifying the benefits of an account that require the payment of fees and the amount of such fees; and

          (b) Any advertisement that contains a representation of annual fees or other fees required to open or maintain an account shall also include a clear and conspicuous disclosure that other fees may be charged to open or maintain the account, if, in fact, other such fees may be charged by the Bank.

     (4) The Bank shall not refer to a feature of an account as a "benefit" if such feature requires payment of a fee by the consumer, provided, however, this prohibition shall not apply if such reference includes an immediate clear and conspicuous disclosure that the "benefit" requires payment of a fee and the amount of the fee.

     (5) Within ninety (90) days of the Settlement Date, for each consumer who was automatically charged Credit Protection fees, between June 15, 1995 and the Settlement Date, when opening an account with the Bank in response to any advertisement, solicitation or statement which indicated that no annual membership fee or no annual fee would be imposed on the account, and who continues to maintain such account, the Bank shall offer the consumer the option of:

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          (a)  Maintaining the account with the terms adjusted so that no Credit
     Protection fees or annual fees will be required to be paid by the consumer to maintain the account, provided that the Bank shall not adjust any other account term in a manner that is unfavorable to the consumer during the period that the consumer continues to maintain the account, and provided further, that the consumer may not use the account to make new charges to the account so adjusted after three (3) months following the date the consumer elects this option (a);

          (b) Maintaining the account on the existing terms, after affirming in writing that they wish to do so following receipt of the revised Credit Protection disclosure required by Article V of this Consent Order; or

          (c) Being transferred to a replacement account without Credit Protection and without Credit Protection fees or other membership or regularly recurring fees of any kind except for an annual fee of fifty-nine dollars ($59).

     (6) Any consumer described in paragraph (5) of this Article who does not select one of the options described in that paragraph within ninety (90) days after the Bank mails notification to the consumer of such options, may be transferred to the replacement account described in paragraph (5)(c) of this Article, provided the Bank complies with the notice requirements of Regulation Z, 12 C.F.R. Part 226, with respect to a change in terms and the account agreement between the consumer and the Bank permits such a change in terms.

                                  ARTICLE VII

                            REAL CHECK RESTITUTION

     (1) The Bank shall provide restitution, as required by this Article, to the following Consumers who opened an account with the Bank pursuant to the Bank's "Real Check" promotion and did not receive the maximum Real Check amount advertised or offered. The amount of restitution to be paid to such consumers shall be calculated as follows:

     (2) For any consumer who transferred a balance of any amount from another creditor to such account at the Bank, the amount of restitution shall be:

          (a) The maximum Real Check amount advertised or offered to the consumer, less any Real Check amount previously paid to the consumer; and

          (b) Interest, on the amount described in paragraph (2)(a) of this Article, from the date the balance was transferred to the Bank and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

     (3) For any consumer who did not transfer a balance to such account at the Bank, but such account incurred any periodic or Account Related Charges, the amount of restitution shall be:

          (a) The total amount of the periodic and other Account Related Charges, up to the maximum Real Check amount advertised or offered to the consumer, and less any Real Check amount previously paid to the consumer; and

          (b) Interest, on each finance or other Account Related Charge, from the date of the mailing of the periodic statement first reflecting such charge through the Settlement Date, at a rate of ten percent (10%) per annum.

                                 ARTICLE VIII

                         REAL CHECK PROSPECTIVE RELIEF

     (1) The Bank shall not make any misleading or deceptive representation to any consumer concerning the "Real Check" promotion.

     (2) The Bank shall not make any misleading or deceptive representation to any consumer concerning any reward, rebate, or other promotion promising the payment of a particular dollar amount of money to, or a specific dollar reduction in the debt of, the consumer ("Reward Promotion").

     (3) Within ninety (90) days of the Settlement Date, the Bank shall ensure that its advertising, telemarketing scripts, written solicitations, and processes adequately disclose to the consumer the specific terms of the Real Check promotion and any other Reward Promotion. Any solicitation, telemarketing script or advertisement that contains a representation concerning the Real Check or any other Reward Promotion shall also include:

          (a) A clear and conspicuous disclosure of the dollar amount of any balance a consumer is required to transfer to the Bank, the APR or periodic rate, stated as a percentage, that would apply to the transferred balance, any balance transfer or other fee that might apply to the transferred balance, and the amount of time such balance transfer must be maintained at the Bank in order to qualify for a benefit under the Real Check promotion or any other Reward Promotion;

          (b) A clear and conspicuous disclosure of any purchases the consumer must make using the account, or balances the consumer must carry on the account, and the APR or periodic rate, stated as a percentage, that would apply to those purchases or balances, in order to qualify for a benefit under the Real Check promotion or any other Reward Promotion; and

          (c) A clear and conspicuous disclosure of all fees, costs or other requirements imposed upon the consumer in order to qualify for a benefit under the Real Check promotion or any other Reward Promotion.

                                  ARTICLE IX

                    SALES OF FEE-BASED PRODUCTS RESTITUTION
                         (Excluding Credit Protection)

     (1) The Bank shall provide restitution, as required by this Article, to the following Consumers who during the period June 15, 1995, through the Settlement Date, were charged for any fee-based product (excluding only Credit Protection) that was marketed through telemarketing:

          (a) Any consumer who, within four (4) months of the date of the mailing of the periodic statement first reflecting a charge for the purchase of, or enrollment in, the fee-based product, cancelled the fee-based product; and

          (b) Any consumer who, within four (4) months of the date of the mailing of the periodic statement first reflecting a charge for the purchase of, or enrollment in, the fee-based product, contacted the Bank and was subject to any "attempt by the Bank to have the consumer retain" the fee-based product, and cancelled the product at any time prior to the Settlement Date.

     (2) The amount of restitution payable by the Bank to each consumer identified in paragraph (1) of this Article shall equal the sum of:

          (a) The total amount of fees charged to the consumer for the purchase of, or enrollment in, the fee-based product and not previously refunded; and

          (b) Interest, from each date a fee was charged to the consumer's account for the purchase, or enrollment in, the fee-based product and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

                                   ARTICLE X

                SALES OF FEE-BASED PRODUCTS PROSPECTIVE RELIEF
       (Including Credit Protection and Other Payment Deferral Products)

     (1) The Bank shall not make any misleading or deceptive representations, either expressly or by implication, to any consumer concerning the purchase of fee-based products, including, but not limited to Credit Protection, Credit Connections Plus, DrivePro, Driver's Protection Plan, PricePro, and Providian Health Advantage.

     (2) Within ninety (90) days of the Settlement Date, the Bank shall ensure that its advertising, telemarketing scripts, written solicitations, and processes require explicit agreement from a consumer to purchase a fee-based product before the Bank treats the communication with the consumer as a sale of such product to the consumer. All written and oral communications subject to this paragraph shall include:

          (a) During any telephone solicitation, the Bank shall make a clear and conspicuous request to charge the consumer's account;

          (b) During any telephone solicitation, the Bank shall make a clear and conspicuous summary of the charge, followed by a clear and conspicuous request that the consumer confirm that the summary is correct, and the Bank shall charge the account only if, after that request, the consumer expressly consents to purchase the product and to have the purchase charged to the consumer's account;

          (c) Within ten (10) days after any telephone sale of a fee-based product, the Bank shall mail a written confirmation to the consumer that clearly and conspicuously discloses:

               (i)    The date of the telephone sale;

               (ii)   The name of the fee-based product;

               (iii)  The amount of the charge for the fee-based product;

               (iv) The consumer's right to cancel, without any charge, within thirty (30) days from the date of the mailing of the periodic statement on which the charge first appears;

               (v) The telephone number the consumer should use to cancel the product; and

               (vi) The telephone number and address of the Comptroller's consumer complaint staff;

          (d) The Bank shall, on the periodic statement where the fee-based product charge is first reflected, clearly and conspicuously notify the consumer of the consumer's right to cancel the product purchase with a refund of the charge within thirty (30) days;

          (e) The Bank shall, on each periodic statement reflecting a charge for a fee-based product, identify the charge as a transaction; and

          (f) In any telephone conversation in which a consumer indicates, in substance, that they did not authorize, did or do not want, did or do not need, or wish to cancel, a fee-based product, the Bank shall immediately agree to cancel the product without attempting to re-sell the product. Provided, however, if the Bank requests and receives affirmative consent from the consumer to provide information concerning the product, the Bank may, only after receiving such affirmative consent, attempt to re-sell the consumer the product. Affirmative consent under this paragraph requires that, before initiating any attempt to re-sell, the Bank state clearly and conspicuously first, that the consumer has the option of immediately canceling the product, then that the consumer also has the option of receiving further information on the product, and the consumer, after being advised of this option, affirmatively states agreement that he or she would like to receive information on the product. The Bank shall immediately cancel the fee-based product unless the consumer affirmatively states agreement that he or she would like to receive information on the product.

                                  ARTICLE XI

                     BALANCE TRANSFERS PROSPECTIVE RELIEF

     (1) The Bank shall not make any misleading or deceptive representations, either expressly or by implication, to any consumer concerning balance transfers.

     (2) Within ninety (90) days of the Settlement Date, the Bank shall ensure that its advertising, telemarketing scripts, written solicitations, and processes require explicit agreement from a consumer to transfer a balance to the Bank before the Bank treats the communication with the consumer as authorization to transfer such balance. The communications subject to this paragraph shall include:

          (a) During any telephone solicitation, the Bank shall make a clear and conspicuous request to transfer a balance to the Bank;

          (b) During any telephone solicitation, the Bank shall make a clear and conspicuous summary of the balance transfer, followed by a clear and conspicuous request that the consumer confirm that the summary is correct;

          (c) Within ten (10) days after any telephone sale of a balance transfer, the Bank shall mail a written confirmation to the consumer that clearly and conspicuously discloses:

               (i)    The date of the telephone sale;

               (ii)   The amount of the balance transfer;

               (iii) The name of the creditor from whom the balance is to be transferred;

               (iv) The APR or periodic rate, stated as a percentage, that applies, or would apply, to the balance transfer, or the formula by which the APR or periodic rate will be determined, and in conformance with the requirements of Article III, if applicable;

               (v) The date the balance is to be transferred to the Bank, which shall not be less than fifteen (15) days after the mailing of the notice described in paragraph (2)(c) of this Article, provided however, that for transactions which were not recorded as provided in
          Article XXIV, the date shall be not less than thirty (30) days after the telephone sale, and provided further, that if the consumer has previously received a notice in writing that contains the information required by sections (2)(c)(iv), (2)(c)(vii) and (2)(c)(ix) of this Article, and the consumer initiated the phone call for the purpose of making a balance transfer, and such call is recorded as provided in
          Article XXIV, the transfer may take place at any time after the call;

               (vi) The right of the consumer to cancel the balance transfer, without any charge, if cancelled by the date the balance is to be transferred to the Bank;

               (vii) The right of the consumer to transfer the balance out of the Bank, without any balance transfer fee, within thirty (30) days after the mailing of the periodic statement on which the balance transfer first appears, if the account terms allow a balance transfer fee to be charged on the transfer of a balance away from the Bank;

               (viii) The telephone number the consumer should use to cancel the balance transfer; and

               (ix) The telephone number and address of the Comptroller's consumer complaint staff;

          (d) If the Bank would otherwise charge a fee to transfer a balance away from the Bank, the Bank shall, on the periodic statement where a balance transfer is first reflected, clearly and conspicuously notify the consumer of the consumer's right to transfer the balance from the Bank to another creditor within thirty (30) days without any balance transfer fee by the Bank; and

          (e) In any telephone conversation prior to the transfer of a balance in which a consumer indicates, in substance, that they did not authorize, did or do not want, did or do not need, or wish to cancel, a balance transfer, the Bank shall immediately agree to cancel the balance transfer without attempting to re-sell the consumer the balance transfer. Provided, however, if the Bank requests and receives affirmative consent from the consumer to provide information concerning the benefits of a balance transfer, the Bank may, only after receiving such affirmative consent, attempt to re-sell the balance transfer. Affirmative consent under this paragraph requires that the Bank state clearly and conspicuously first, that the consumer has the option of immediately canceling the balance transfer, then, that the consumer also has the option of receiving information about the benefits of the balance transfer and the consumer, after being advised of this option, affirmatively states agreement that he or she would like to receive information on the benefits of the balance transfer. The Bank shall immediately cancel the balance transfer unless the consumer affirmatively states agreement that they would like to receive information on the benefits of the balance transfer.

                                  ARTICLE XII

                 LATE FEES RESTITUTION AND ACCOUNT ADJUSTMENTS

     (1) The Bank shall provide restitution, as required by this Article, to each Consumer who, the Bank is aware or becomes aware, during the period June 15, 1995, through the Settlement Date, was charged a late fee in connection with a payment that was received by the Bank by the due date specified on the consumer's periodic statement and was not previously reversed or refunded.

     (2) The amount of restitution payable by the Bank to each consumer described in paragraph (1) of this Article shall be the sum of:

          (a) The total amount of late fees charged in connection with payments received by the Bank by the due date specified on the consumer's periodic statement; and

          (b) Interest, from the date each such late fee was charged to the consumer's account and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

     (3) For each consumer described in paragraph (1) of this Article on whose account finance or other Account Related Charges were increased based in whole or in part on the basis of a payment that was received by the Bank by the date specified on the consumer's periodic statement but was treated as a late payment by the Bank, the Bank shall:

          (a) Within ninety (90) days of the Settlement Date, adjust such consumer's account to reflect the terms and conditions that would have applied if such payment had not been treated as a late payment by the Bank; and

          (b) In addition to the restitution payable to such consumer under paragraph (2) of this Article, pay to such consumer the sum of:

               (i) The difference between the total amount of finance and other Account Related Charges actually imposed during the period June 15, 1995 through the Settlement Date, and the total amount of finance and other Account Related Charges that would have been imposed if such payment had not been treated as a late payment by the Bank; and

               (ii) Interest, from the date each finance or other Account Related Charge was imposed and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

                                 ARTICLE XIII

                         LATE FEES PROSPECTIVE RELIEF

     (1) The Bank shall not charge any consumer a late fee in connection with a payment received by the Bank by the due date specified on the consumer's periodic statement.

     (2) The Bank shall continuously maintain its payment processing and information systems to ensure that payments are promptly credited to consumers' accounts in accordance with 12 C.F.R. (S) 226.10. Such systems shall include a process to monitor and evaluate all consumer complaints made to, and brought to the attention of, the Bank. This process shall monitor and evaluate the nature, frequency, and other characteristics of consumer communications and, if those communications indicate a possible systemic problem in the posting and crediting of consumer payments, the Bank shall promptly investigate the matter and shall determine whether its payment processing and information systems require further revisions.

     (3)  The Bank shall strictly adhere to the provisions of 12 C.F.R. (S)
226.13 in connection with any billing error notice based upon an alleged failure of the Bank to promptly credit a consumer's account in accordance with 12 C.F.R.
(S) 226.10.

     (4) The Bank shall promptly reverse any late fee and shall reverse any increased pricing and other adverse financial consequences imposed on a consumer in connection with a payment that was received by the Bank by the due date specified on the consumer's periodic statement but treated as a late payment by the Bank.

     (5) If the Bank waives or reverses a late fee, the Bank shall, at that time, inform the consumer whether it will also waive or reverse any related increased pricing or other adverse financial consequences.

     (6) If the Bank has publicly announced a grace period for acceptance of late payments as if received on time, the Bank shall not shorten that grace period without first announcing the change in the same fashion as the grace period was first publicly announced.

     (7) As required by 12 C.F.R. (S) 226.25, the Bank shall maintain evidence of its compliance with the prompt posting requirements of Regulation Z. Such material shall include evidence that the Bank has sufficient processes to determine whether, despite written procedures to the contrary, the Bank is systemically failing to comply with the prompt posting requirements of Regulation Z.

     (8) The Bank shall implement the provisions of paragraphs (2) through (7) of this Article within ninety (90) days of the Settlement Date.

                                  ARTICLE XIV

         PERFORMANCE BASED PRICING RESTITUTION AND ACCOUNT ADJUSTMENTS

     (1) The Bank, as required by this Article, shall provide restitution to, and shall make adjustments to the accounts of, each Consumer on whose account, during the period June 15, 1995, through the Settlement Date:

          (a) Income was recorded by the Bank as $99,999, although information available to the Bank indicated that the consumer's income was higher than $99,999;

          (b) Finance or other Account Related Charges were increased, in whole or in part, due to an increase in the consumer's unsecured debt; and

          (c) Such finance or other Account Related Charges would not have been increased, or would have been increased by a smaller amount, if the Bank had accurately recorded the consumer's income.

     (2) To the extent not previously refunded, the amount of restitution required under paragraph (1) of this Article shall be the sum of:

          (a) The difference between the total amount of finance and other Account Related Charges actually imposed during the period June 15, 1995, through the Settlement Date, and the total amount of finance and other Account Related Charges that would have been imposed if the Bank had accurately recorded the consumer's income; and

          (b) Interest, from the date each finance or other Account Related Charge was imposed and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

     (3) For any consumer entitled to restitution pursuant to paragraph (2) of this Article, the Bank shall, within ninety (90) days of the Settlement Date, adjust the consumer's account to the terms and conditions that would have applied if the Bank had accurately recorded the consumer's income.

                                  ARTICLE XV

                 PERFORMANCE BASED PRICING PROSPECTIVE RELIEF

     (1) The Bank shall ensure that its account agreements adequately disclose how its performance based pricing may affect consumers. These agreements shall include:

          (a) A clear and conspicuous explanation of what factors the Bank considers in performance based pricing; and

          (b) If the Bank utilizes any form of debt-to-income ratios, a clear and conspicuous statement that the consumer should apprise the Bank of any increase in the consumer's income.

     (2) If the Bank increases a consumer's finance or other Account Related Charges based on any form of an debt-to-income ratio, the Bank shall, on the first periodic statement where the finance or other Account Related Charges are increased on that basis, clearly and conspicuously disclose the reason for the increase and that the consumer should contact the Bank to update the consumer's income information.

     (3) If the income information submitted by any consumer pursuant to paragraph (2) of this Article reflects a greater amount of income than the Bank had utilized in its debt-to-income ratio calculation for that consumer, the Bank shall recalculate the consumer's debt-to-income ratio and shall adjust the consumer's account so that the consumer is not required to pay any greater amount of finance or other Account Related Charges than the consumer would have paid if the Bank had originally used the recalculated debt-to-income ratio.

     (4) The Bank shall maintain its information systems to ensure that incomes greater than five digits are accurately recorded.

     (5) The Bank shall implement the provisions of paragraphs (2) through (4) of this Article within ninety (90) days of the Settlement Date.

                                  ARTICLE XVI

            CASH ADVANCE CHECK RESTITUTION AND ACCOUNT ADJUSTMENTS

     (1) The Bank, as required by this Article, shall provide restitution to, and shall make adjustments to the account of, each consumer who, during the period June 15, 1995, through the Settlement Date, negotiated a cash advance check that contained an amount pre-printed by the Bank in excess of the amount of credit available to the consumer at the time the check was negotiated, that resulted in the imposition of finance or other Account Related Charges on the basis of the consumer exceeding his or her credit limit.

     (2) To the extent not previously refunded, the amount of restitution required to be paid to each consumer described in paragraph (1) of this Article shall be the sum of:

          (a) The difference between the total amount of finance and other Account Related Charges actually imposed during the period June 15, 1995, through the Settlement Date, and the total amount of finance and other Account Related Charges that would have been imposed if the consumer had not exceeded his or her credit limit by negotiation of such cash advance check; and

          (b) Interest, from the date each finance or other Account Related Charge was imposed and continuing through the Settlement Date, at a rate of ten percent (10%) per annum.

     (3) For each consumer entitled to restitution pursuant to paragraph (2) of this Article, the Bank shall adjust the consumer's account to the terms and conditions that would have applied if the consumer had not exceeded their credit limit by negotiation of the cash advance check. This adjustment shall include any credit line increases the consumer otherwise would have been offered.

     (4) For each consumer entitled to restitution pursuant to paragraph (2) of this Article, the Bank shall correct any information supplied to any credit reporting agency indicating that the consumer exceeded their credit limit by negotiation of the cash advance check.

     (5) The Bank shall implement the provisions of paragraphs (3) and (4) of this Article within ninety (90) days of the Settlement Date.

                                 ARTICLE XVII

                     CASH ADVANCE CHECK PROSPECTIVE RELIEF

     (1) If cash advance checks are sent to consumers, the Bank shall ensure that the consumers receive adequate disclosures of the costs and limitations of those checks.

     (2) The Bank shall not charge any overlimit fee to, or impose any increased pricing or other adverse financial consequences on a consumer who exceeds their credit limit due to the negotiation of a cash advance check containing an amount pre-printed by the Bank.

     (3) The Bank shall not charge any returned check fee for any cash advance check containing an amount pre-printed by the Bank that is returned by the Bank because honoring the check would cause the consumer to exceed their credit limit.

     (4) The Bank shall establish a buffer so that cash advance check(s) containing an amount pre-printed by the Bank shall together total at least five hundred dollars ($500) less than the cardholder's available credit, (including any line increase that would be made available upon use of the check(s)) at the time the checks are prepared by the Bank.

     (5) Any cash advance check containing an amount pre-printed by the Bank shall be sent to the consumer no later than ten (10) days after the Bank determines the consumer's available credit pursuant to paragraph (4) of this Article.

     (6) The Bank shall clearly and conspicuously disclose on each cash advance check, or on an attachment to such check, whether or not such check contains an amount pre-printed by the Bank:

          (a)  That the check is subject to the consumer's available credit;

          (b) A phone number by which the consumer can determine their available credit;

          (c) That the Bank charges a fee when a consumer exceeds their credit limit and the amount of such fee, if, in fact, the Bank charges such a fee;

          (d) That the Bank will impose a cash advance fee for negotiation of the check and the amount of such fee, if, in fact, the Bank charges such a fee;

          (e) That the Bank will impose a credit line increase fee in connection with negotiation of the check and the amount of such fee, if, in fact, the Bank will provide the consumer with a credit line increase and impose a credit line increase fee upon negotiation of the check; and

          (f) The APR or periodic rate that would apply to any balance created by negotiation of the cash advance check.

     (7)  The Bank shall implement the provisions of this Article within ninety
(90) days of the Settlement Date.

                                 ARTICLE XVIII

                   POTENTIAL CREDIT LIMIT PROSPECTIVE RELIEF

     (1) Within ninety (90) days of the Settlement Date, the Bank shall ensure that potential credit limits are adequately disclosed to consumers prior to or simultaneously with providing the consumers with an application or otherwise permitting the consumers to apply for a credit card or other open-end credit account. The disclosures required by this paragraph shall include:

          (a) For any product or program where the entire potential credit limit is not available for any purpose, the Bank shall clearly and conspicuously disclose the potential credit limit for each of the following categories:

               (i)    Cash advances;

               (ii)   Purchases; and

               (iii)  Balance transfers; and

          (b) For any product or program where the Bank applies a different periodic rate to different categories of charges, the Bank shall clearly and conspicuously disclose:

               (i) The APR or periodic rate that applies to each category of charges;

               (ii) Whether the APR or periodic rate is fixed or variable for each category of charges; and

               (iii) The Bank's method of applying payments to each category of charges.

                                  ARTICLE XIX

                  ISSUANCE OF CREDIT CARDS PROSPECTIVE RELIEF

     (1) Within ninety (90) days of the Settlement Date, the Bank shall ensure that its advertising, telemarketing scripts, written solicitations and processes strictly comply with the requirements of 12 C.F.R. (S) 226.12(a). Such advertising, telemarketing scripts, written solicitations and processes shall permit the issuance of a Bank credit card to a consumer only after receiving an unambiguous, affirmative request for, or agreement to apply for and receive, that card from the consumer.

     (2) Within one hundred eighty (180) days of the Settlement Date, the Bank shall ensure that each periodic statement clearly and conspicuously discloses, in a prominent manner not inconsistent with Regulation Z, 12 C.F.R. Part 226, and no lower than one-third (1/3) from the top of the periodic statement, the account balance outstanding on the date of the closing of the billing cycle.

                                  ARTICLE XX

                     HOME EQUITY LOANS PROSPECTIVE RELIEF

     (1) Within ninety (90) days of the Settlement Date, the Bank shall revise its advertising, telemarketing scripts, written solicitations and processes to ensure adequate disclosure of its home equity loans and home equity lines of credit. These revisions shall include:

          (a) A clear and conspicuous disclosure in all advertisements and solicitations that the product or program relates to a home equity loan or home equity line of credit and not a credit card account; and

          (b)  Strict compliance with 12 C.F.R. (S) 226.5b.

                                  ARTICLE XXI

                 CREDIT LINE INCREASE FEES PROSPECTIVE RELIEF

     (1) In any advertisement or solicitation regarding a credit line increase on an existing account, or the availability of a future credit line increase on a new account, the Bank shall clearly and conspicuously disclose all charges and changes in account terms resulting from acceptance of the increase, including:

          (a) That a fee will be charged and the amount of the fee, if, in fact, the Bank would charge such a fee as a result of the credit line increase;

          (b) That there will be an increase in the APR or periodic rate on the account and the new APR or periodic rate that will apply, if in fact the Bank will increase the APR or periodic rate as a result of the credit line increase; and

          (c) That there will be an increase in the annual fee or membership fee and the amount of the fee, if in fact the Bank will increase such fee as a result of the credit line increase.

     (2) For all accounts in which the Bank charges or may charge a fee for an automatic credit line increase, the Bank shall:

          (a) In the account terms, clearly and conspicuously disclose the amount of the fee for the credit line increase and the consumer's right to cancel the credit line increase within thirty (30) days with a refund of the fee; and

          (b) On the periodic statement where the fee for the credit line increase is reflected, clearly and conspicuously disclose the consumer's right to cancel the credit line increase within thirty (30) days with a refund of the fee.

     (3)  The Bank shall implement the provisions this Article within ninety
(90) days of the Settlement Date.

                                 ARTICLE XXII

                         "NO CALL" PROSPECTIVE RELIEF

     (1) The Bank shall maintain a centralized database identifying all consumers who have requested that they receive no further telephone solicitations from the Bank ("No Call List").

     (2) During any telemarketing solicitation in which a consumer requests or expresses a desire that the Bank make no further calls to the consumer, the Bank shall immediately inform the consumer that the consumer has a right to be placed on the Bank's No Call List. Consistent with this Article, the Bank shall, in fact, place the consumer on the Bank's No Call List, and no further telemarketing solicitations shall be made to such consumer.

     (3) Within forty-eight (48) hours of receipt thereof, the Bank shall distribute the consumer's No Call List request to all of its business units, which shall thereafter comply with the consumer's request within ten (10) days of such distribution.

     (4)  The Bank shall implement the provisions of this Article within ninety
(90) days of the Settlement Date.

                                 ARTICLE XXIII

                  INACTIVE ACCOUNT CLOSURE PROSPECTIVE RELIEF

     (1) The Bank shall not close a consumer's account based on inactivity unless:

          (a) The Bank refunds any annual fees, membership fees, or fees for add-on products that have been charged on the account which, if the account remained open, would confer a benefit for any period of time beyond the date of the closure, pro rated for the period of time before the account is closed; and

          (b) The Bank reports the closure to the credit agencies as a "consumer closure," or otherwise ensures that the consumer's credit rating is not adversely affected by the closure.

     (2) The Bank shall submit corrected reports to the appropriate credit reporting agencies for any consumer account closed for inactivity which had not been reported as a "consumer closure" during the period June 15, 1995, through the Settlement Date.

     (3)  The Bank shall implement the provisions of this Article within ninety
(90) days of the Settlement Date.


                                 ARTICLE XXIV

                 RECORDING OF TELEMARKETING PROSPECTIVE RELIEF

     (1) For any telemarketing transaction in which the Bank sells a credit card, balance transfer, or fee-based product, the Bank shall continue to use reasonable efforts to tape record the "close" portion of the telephone call, including a summary of the terms of the sale and the consumer's request or application for the credit card, or affirmative agreement to make the balance transfer or buy the product, as applicable.

     (2) The Bank shall not represent to a consumer that the consumer provided affirmative agreement to a transaction because the transaction was tape recorded, unless the Bank has, in response to the consumer's inquiry or complaint, reviewed the tape recording and confirmed such affirmative agreement and does not refuse to make the tape recording available to the consumer.

     (3) The Bank shall retain such tape recordings in a retrievable manner for a period not less than twelve (12) months during the first year after the Settlement Date, and thereafter shall retain such tape recordings in a retrievable manner for a period not less than nine (9) months, provided however, if the Bank becomes aware of any dispute concerning the sale of the credit card, balance transfer or fee-based product to the consumer prior to the end of such twelve (12) or nine (9) month period, as applicable, the Bank shall maintain the recording until the dispute has been finally resolved.

     (4) Nothing in this Article shall supersede or modify any other provision of this Consent Order.


                                  ARTICLE XXV

                             INDIVIDUAL COMPLAINTS

     (1) To the extent not previously resolved, the Bank shall resolve in a reasonable manner all individual complaints of which it became aware or becomes aware, as applicable, between June 15, 1995, through one hundred twenty (120) days after the Settlement Date to the satisfaction of the Comptroller's consumer complaint staff. The provisions of this paragraph require the Bank to fairly evaluate and take appropriate action(s) to correct any actual harm caused to consumers by the fault of the Bank, but do not require the Bank to accede to any unreasonable demands. The Bank shall promptly provide the Comptroller's consumer complaint staff with any materials requested concerning such complaints. Within one hundred eighty (180) days after the Settlement Date, the Bank shall provide the Comptroller's consumer complaint staff with a list of all complaints subject to this paragraph and shall provide a brief description of the resolution.

     (2) Beginning one hundred twenty (120) days after the Settlement Date and continuing thereafter, the Bank shall continue to comply with the provisions of paragraph (1) of this Article, except that the Bank shall not be required to provide the Comptroller's consumer complaint staff with the list described in the last sentence of that paragraph.

                                 ARTICLE XXVI

                               METHOD OF PAYMENT

     (1) The Bank shall make restitution payments and other payments required by this Consent Order in conformity with this Article.

     (2) The Bank shall produce a list of each restitution payment to each consumer required to be made pursuant to each Article of this Consent Order that requires the payment of restitution ("Payment List"). Before compiling this Payment List, the Bank shall update the addresses for all consumers to whom restitution is owed who are no longer accountholders by conducting a standard address search using the National Change of Address System. The Bank shall provide the Certified Public Accounting firm described in Article XXVIII of this Consent Order with the Payment List which shall contain all of the following information:

          (a)  The amount of each payment;

          (b) The name, mailing address and Bank account number of the consumer to whom the payment is required to be made;

          (c)  The Article number pursuant to which payment is required; and

          (d)  Whether the consumer will be paid by offset pursuant to paragraph
     (16) of this Article.

     (3) The Bank shall use reasonable efforts to provide a complete or partial Payment List to the Certified Public Accounting firm within thirty (30) days of the Settlement Date. In any event, the Bank shall provide a complete Payment List to the Certified Public Accounting firm no later than sixty (60) days of the Settlement Date.

     (4) The Bank shall pay interest, in addition to any other interest required by this Consent Order, on each payment for which the information required by paragraph (2) of this Article is provided to the Certified Public Accounting firm later than thirty (30) days after the Settlement Date. The amount of such interest shall be calculated on the basis of the amount of the payment, at a rate of ten percent (10%) per annum, for a period of thirty (30) days.

     (5) After receiving approval from the Deputy Comptroller, the Bank shall, within ten (10) days, mail the restitution checks, in the restitution amounts required by this Consent Order, to all consumers who are not being paid by offset pursuant to paragraph (16) of this Article. The checks shall be made payable to the consumers and shall be sent by United States Postal Service first-class mail, address correction service requested. The face of the checks shall clearly and conspicuously state "VOID IF NOT NEGOTIATED WITHIN 180 DAYS." The checks shall be mailed in an envelope approved by the Deputy Comptroller. Enclosed with each check shall be a letter provided by the Deputy Comptroller, which shall be provided to the Bank within ten (10) days of the Settlement Date and shall be in a form substantially similar to Appendix A, attached hereto. The envelope shall contain no other materials other than those specified by this Article.

     (6) The Bank shall, for each consumer to whom a restitution check is mailed update the Payment List to include:

          (a)  The restitution check number;

          (b)  The amount of the restitution check; and

          (c)  The date the restitution check was mailed.

     (7) The Bank shall continuously update the Payment List to include the date each restitution check is returned for any reason or the date each check was negotiated, as applicable.

     (8) For a period of one hundred twenty (120) days from the date the restitution checks are mailed, the Bank shall make reasonable attempts to locate any consumers whose restitution checks were returned for any reason. If the Bank has information that the consumer is deceased, the Bank shall make reasonable efforts to pay the restitution to the consumer's estate or the consumer's heirs, as appropriate.

     (9) One hundred eighty-seven (187) days after the restitution checks are mailed, the Bank shall void all checks that the Bank has been unable to deliver to the consumer, the consumer's estate, or the consumer's heirs, or that have not been negotiated. For each consumer whose check has been voided, the Bank shall update the Payment List to reflect that fact and shall provide the Public Accounting firm with the complete updated Payment List.

     (10) Within twenty (20) days after voiding the restitution checks pursuant to paragraph (9) of this Article, the Bank shall calculate the amount of "Excess Funds." The amount of Excess Funds shall be calculated as follows:

          (a) If the aggregate dollar amount of restitution checks mailed pursuant to paragraph (5) of this Article was less than the Payment Floor, the amount of Excess Funds is the sum of:

               (i) The difference between the Payment Floor and the aggregate dollar amount of restitution checks mailed pursuant to paragraph (5) of this Article; and

                (ii) The aggregate dollar amount of checks voided pursuant to paragraph (9) of this Article; or

           (b) If the aggregate dollar amount of restitution checks mailed pursuant to paragraph (5) of this Article was greater than or equal to the Payment Floor, the amount of Excess Funds is the aggregate dollar amount of checks voided pursuant to paragraph (9) of this Article.

     (11) The entire amount of Excess Funds shall be distributed to consumers who were mailed a restitution check pursuant to paragraph (5) of this Article and whose checks were not voided pursuant to paragraph (9) of this Article. The amount of Excess Funds to be distributed to each such consumer shall be the same proportion of Excess Funds as the proportion of that consumer's restitution payment has to the aggregate dollar amount of restitution checks mailed pursuant to paragraph (5) of this Article less the aggregate amount of checks voided pursuant to paragraph (9) of this Article. Within twenty (20) days after voiding the restitution checks pursuant to paragraph (9) of this Article, the Bank shall update the Payment List to reflect the amount of Excess Funds due to each eligible consumer, and shall provide the complete updated list to the Certified Public Accounting firm.

     (12) Within thirty (30) days after receiving approval from the Deputy Comptroller, the Bank shall mail the Excess Funds checks. The Excess Funds checks shall be payable to each consumer, and shall be sent by United States Postal Service first-class mail, address correction service requested. The face of the checks shall clearly and conspicuously state "VOID IF NOT NEGOTIATED WITHIN 180 DAYS." The checks shall be mailed in an envelope approved by the Deputy Comptroller. Enclosed with each check shall be a letter provided by the Deputy Comptroller, which shall be provided to the Bank within ten (10) days of the Settlement Date, and which shall be in a form substantially similar to Appendix B, attached hereto. The envelope shall contain no other materials other than those specified by this Article. The Bank shall, for each consumer to whom an Excess Funds check is sent, update the Payment List to include:

           (a)  The Excess Funds check number;

           (b)  The amount of the Excess Funds check; and

           (c)  The date the Excess Funds check was mailed.

     (13) The Bank shall continuously update the Payment List to include the date each Excess Funds check was returned for any reason, or the date each Excess Funds check was negotiated, as applicable.

     (14) One hundred eighty-seven (187) days after the Excess Funds checks are mailed, the Bank shall void all checks that the Bank has been unable to deliver to the consumer, the consumer's estate, or the consumer's heirs, or that have not been negotiated. Within twenty (20) days of voiding the Excess Funds checks, the Bank shall update the Payment List and shall provide the updated Payment List to the Certified Public Accounting firm and shall calculate and advise the Certified Public Accounting firm of the aggregate total of:

           (a) The Excess Funds checks that were received by consumers but not negotiated; and

           (b)  The Excess Funds checks that were returned for any reason.

     (15) The Bank shall comply with the directions of the Deputy Comptroller concerning the disposal of the unclaimed Excess Funds.

     (16) The Bank shall offset a restitution payment to a consumer required by this Consent Order against amounts that have been charged off on the consumer's account, subject to the limitations of this paragraph. Such offset shall be limited to charge-offs for the principal amount of charges for purchases, cash advances, and balance transfers, incurred by the consumer, exclusive of finance, other Account Related Charges and any fees for the purchase of, or enrollment in, Bank fee-based products that were charged-off by the Bank. To the extent that the restitution amount owed by the Bank to the consumer pursuant to this Consent Order exceeds such principal amount, the Bank shall send such consumer a restitution check pursuant to paragraph (5) of this Article, and shall otherwise comply, as to that consumer, with paragraphs (5) through (15) of this Article. For any offset conducted pursuant to this paragraph, the Bank shall notify the consumer of such offset and shall make the appropriate report to the appropriate credit reporting agencies.

     (17) The Comptroller shall provide to the Bank the name of the Certified Public Accounting firm and the scope of the Comptroller's engagement of the firm. The Comptroller shall allow five (5) days for the Bank to comment on these matters, but shall not be bound to resolve any objections or accept any suggestions by the Bank.

                                 ARTICLE XXVII

                    JOINT SETTLEMENT: TREATMENT OF PAYMENTS

     (1) As a result of joint efforts, the Comptroller has entered into this Consent Order with the Bank and the People of the State of California have entered into a Stipulated Final Judgment with Providian Financial Corporation, et al.

     (2) Any payment made by the Bank pursuant to this Consent Order shall be considered as discharging any identical payment obligation by Providian Financial Corporation or Providian Bancorp Services pursuant to the Stipulated Judgment.

     (3) Any payment made by Providian Financial Corporation or Providian Bancorp Services pursuant to the Stipulated Judgment shall be considered as discharging any identical payment obligation by the Bank pursuant to this Consent Order, to the extent that such payment:

          (a) Is made to a customer or previous customer of the Bank;

          (b) Is required by this Consent Order; and

          (c) Complies with all the requirements of this Consent Order.

                                ARTICLE XXVIII

                                  MONITORING

     (1) Within thirty (30) days after the Settlement Date, the Deputy Comptroller shall engage the services of a Certified Public Accounting firm to monitor compliance with all provisions of this Consent Order that require payments to consumers. The engagement shall provide that the Deputy Comptroller, and not the Bank, is the client of the Certified Public Accounting firm and that the firm shall treat all information obtained as a result of the engagement as confidential.

     (2) The Deputy Comptroller shall require, as part of the engagement, that the Certified Public Accounting firm:

          (a) Provide a report that evaluates the Bank's compliance with paragraphs (1) and (2) of Article XXVI of this Consent Article. The firm shall provide this report to the Deputy Comptroller within a reasonable time after receiving the Payment List from the Bank pursuant to paragraph
     (2) of Article XXVI;

          (b) Provide a report that evaluates the Bank's compliance with paragraphs (3) through (9) of Article XXVI. The firm shall provide this report to the Deputy

     Comptroller within a reasonable time after receiving the updated Payment List from the Bank pursuant to paragraph (9) of Article XXVI; and

          (c) Provide a report that evaluates the Bank's compliance with paragraphs (10) through (14) and paragraph (16) of Article XXVI. The firm shall provide this report to the Deputy Comptroller within a reasonable time after being advised of the total of unclaimed Excess Funds from the Bank pursuant to paragraph (14) of Article XXVI.

     (3) The Bank shall make available to the Certified Public Accounting firm all records, reports and other information necessary, in the judgment of the firm, under the direction of the Deputy Comptroller, to accomplish full and complete evaluation of the Bank's compliance with all provisions of this Consent Order that require restitution payments.

     (4) The Bank shall be responsible for all expenses associated with the requirements of this Article, including, but not limited to, all professional fees to the Certified Public Accounting firm.

                                 ARTICLE XXIX

                                  DEFINITIONS

The following definitions shall apply to this Consent Order:

     (1) "Account Related Charges" means all charges to an account other than purchases, charges for fee-based products and cash advances initiated by the consumer. "Account Related Charges" includes all other charges, for example, finance charges, application fees, annual membership fees, credit line increase fees, late fees, overlimit fees and points.

     (2) "APR" means annual percentage rate, as defined in Regulation Z, 12 C.F.R. Part 226.

     (3) "Attempt by the Bank to have the consumer retain" shall mean:

          (a) With respect to the Bank's Gold, Platinum and Capital Cash product, a transfer of the consumer to any retention or salvage unit; and

          (b) With respect to the Bank's Classic, Gateway and secured products, any transaction reported as a "salvaged" or "saved" sale (or similar term) in the Bank's computerized databases, provided however, that for Credit Protection and PricePro in the Bank's Classic product line during the period preceding June 1999, an "attempt by the Bank to have the consumer retain" shall mean any transaction where the reason for the call is reported in the Bank's computerized databases as "Credit Protection" or "PricePro" and the account notes indicate that the consumer attempted to cancel the product or asserted that they had not agreed to purchase the product.

     (4) "Clear and conspicuous" shall mean that the disclosure is readable and reasonably understandable (or in the case of oral disclosures audible and reasonably understandable) and designed to call attention to the nature and significance of the information in the disclosure. For example, if a claim as to a feature or benefit is made in a written advertisement or solicitation, and there is any material limitation or condition that is not disclosed in close proximity to the claim, this clear and conspicuous standard requires that:

          (a) The advertisement or solicitation shall contain a reference to the limitation, condition or cost disclosure in type of at least 10 point type size (other than on the outside of a direct mail envelope, where the text shall be in at least 8 point type size) either in close proximity to the claim or, if indicated by an asterisk affixed to the claim, on the page where the claim is stated;

          (b) The reference shall call attention to the fact that the disclosure contains limitation, condition or cost information, by using the terms "limitation" or "condition" or "cost" or their substantial equivalents;

          (c) The reference shall direct the consumer to the location of the disclosure, which shall be in or with the advertisement or solicitation; and

          (d) The actual disclosure of limitation, condition or cost information shall itself be readable and reasonably understandable and designed to call attention to the nature and significance of the information in the disclosure.

These requirements would apply to situations where, for example, a claim is made regarding the cost of a feature or benefit, but such claim is subject to material conditions or limitations. And where, as another example, a claim, explicitly or by implication, indicates that a feature or benefit is without cost, but there is a material cost for the feature or benefit.

     (5)  "Days" shall mean calendar days unless otherwise specified.

     (6) "Deputy Comptroller" means the Deputy Comptroller for the Western District, 50 Fremont Street, Suite 3900, San Francisco, CA 94105-2292.

     (7) "Interest Rate Proof" shall mean the material provided, verbally or in writing, by a consumer to the Bank which indicates the interest rate(s) the consumer was paying to other creditors on the balance(s) transferred to the Bank.

     (8) "Finance charge" shall have the same meaning as that term has in Regulation Z, 12 C.F.R.. Part 226.

     (9) "Misleading" and "Deceptive" shall mean any act or omission that is misleading or deceptive within the meaning of the Federal Trade Commission Act or California Business & Professions Code (S) 17200 or (S) 17500.

     (10) "Periodic Rate" and "periodic statement" shall have the same meaning as those terms have in Regulation Z, 12 C.F.R. Part 226.

     (11) "Personalized Interest Rate" shall mean the non-introductory periodic rate the Bank applied to balance(s) transferred by the consumer to the Bank pursuant to the Guaranteed Savings Rate program.

     (12) "Settlement Date" shall mean the date the Stipulation and Consent to the Issuance of a Consent Order and this Consent Order are signed by an authorized representative of the Comptroller.

     (13) "Telemarketing," "telephone conversation," "telephone sale" and "telephone solicitation" all include both calls initiated by the Bank and calls initiated by a consumer unless specifically provided otherwise. "Telemarketing," "telephone conversation," "telephone sale" and "telephone solicitation" shall not include communications conducted over the Internet.

     (14) "Written" and "writing" shall include communications over the Internet.

                                  ARTICLE XXX

                              SCOPE OF SETTLEMENT

     (1) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Consent Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

     (2) Any time limitations imposed by this Order shall begin to run from the Settlement Date. Such time limitations may be extended in writing by the Deputy Comptroller for good cause upon written application by the Board.

     (3) The provisions of this Consent Order are effective upon issuance of this Consent Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Consent Order shall have been amended, suspended, waived, or terminated by the Comptroller.

     IT IS SO ORDERED, this 28 day of June, 2000.

     IN TESTIMONY WHEREOF, the undersigned has hereunto set her hand:

/s/ Leann G. Britton
--------------------------
Leann G. Britton
Senior Deputy Comptroller
 For Bank Supervision Operations

                                  APPENDIX A


Dear Sir or Madam:

The enclosed check is a restitution payment from Providian.  Please cash this
                                                             ----------------
check as soon as possible.  It will be void after 180 days from the date of the
-------------------------------------------------------------------------------
check.
------

This payment to you was made possible by the joint efforts of the Office of the Comptroller of the Currency of the United States of America ("OCC"), the San Francisco District Attorney's Office, and the California State Attorney General's Office.

During 1999 and earlier this year, the San Francisco District Attorney investigated the practices of Providian Financial Corporation, Providian Bank and Providian Bancorp Services, and the OCC investigated the practices of Providian National Bank. Both agencies determined that certain consumers may have been harmed by those practices. Providian National Bank entered into a Consent Order with the OCC. Providian Financial Corporation, the bank's parent company, and Providian Bank and Providian Bancorp Services, entered into a Stipulated Final Judgment with the People of the State of California.

As a result of these settlements, Providian agreed to make payments to consumers who may have been harmed by its practices. Under the terms of the settlement, you were identified as one of the consumers who are entitled to such a payment.

If you would like to review the OCC's Consent Order with the Providian National Bank on the Internet, you will find it at www.occ.treas.gov, or you may receive a printed copy of the Consent Order by sending $[ ] to [address]. You may review the People of the State of California's Stipulated Final Judgment against Providian Financial Corporation, et al., by contacting either the San Francisco District Attorney's Office or the California State Attorney General's Office at www.ci.sf.ca.us/da/ or www.caag.state.ca.us.

Sincerely,


________________________________       ______________________________________
[Comptroller Representative]           [District Attorney Representative]

                                  APPENDIX B



Dear Sir or Madam:

As you may recall, several months ago you received a restitution payment from Providian. That payment was made possible by the joint efforts of the San Francisco District Attorney's Office, the California State Attorney General's Office, and the Comptroller of the Currency of the United States of America ("OCC").

During 1999 and earlier this year, the San Francisco District Attorney's Office investigated the practices of Providian Financial Corporation, Providian Bank and Providian Bancorp. The OCC investigated the practices of Providian National Bank. As a result of a settlement, Providian agreed to create a settlement fund for consumers who were entitled to restitution because of those practices. You were identified as one of the consumers who are entitled to restitution.

The enclosed check represents excess funds from the settlement fund, which have been divided among consumers who received and cashed the first check. Please
                                                                       ------
cash this check as soon as possible.  It will be void after 180 days from the
-----------------------------------------------------------------------------
date of the check.
------------------

If you would like to review the People of the State of California's Stipulated Final Judgment against Providian Financial Corporation, et al., on the Internet, contact either the San Francisco District Attorney's Office or the California State Attorney General's Office at www.ci.sf.ca.us/da/ or www.caag.state.ca.us. To review the OCC's Consent Order with the Providian National Bank on the Internet, you will find it at www.occ.treas.gov, or you may receive a printed copy of the Consent Order by sending $[ ] to [address].

Sincerely,


__________________________________       _____________________________________
[District Attorney Representative]       [Comptroller Representative]

                           UNITED STATES OF AMERICA
                          DEPARTMENT OF THE TREASURY
                   OFFICE OF THE COMPTROLLER OF THE CURRENCY


IN THE MATTER OF:                       (S)
                                        (S)
PROVIDIAN NATIONAL BANK,                (S)
TILTON, NEW HAMPSHIRE                   (S)
----------------------------------------


                          STIPULATION AND CONSENT TO
                        THE ISSUANCE OF A CONSENT ORDER


     WHEREAS, the Comptroller of the Currency of the United States of America ("Comptroller") is the primary Federal regulator of Providian National Bank, Tilton, New Hampshire ("Bank");

     WHEREAS, pursuant to Federal law and regulation, including 12 U.S.C. (S) 484 and 12 C.F.R. (S) 7.4000, no national bank, including the Bank, shall be subject to any visitorial powers except as authorized by Federal law, vested in the courts of justice or such as shall be, or have been exercised or directed by Congress or by either House thereof or by any committee of Congress or of either House duly authorized, except with respect to State enforcement of unclaimed property or escheat laws;

     WHEREAS, the Comptroller, pursuant to Federal law, has the authority to enforce State law against national banks and the Bank;

     WHEREAS, the Bank has done a substantial amount of business with consumers throughout the United States, including in the State of California;

     WHEREAS, the Comptroller, through his National Bank Examiner, has conducted an examination and other investigation of the Bank in order to determine whether the Bank has complied with certain laws, rules, regulations, including the Truth in Lending Act, Regulation Z, the Federal Trade Commission Act, and the false advertising and unfair business practices laws of California, including California Business and Professions Codes sections 17200 and 17500;

     WHEREAS, the Comptroller intends to charge the Bank with violations of the Truth in Lending Act, Regulation Z, the Federal Trade Commission Act, and the false advertising and unfair business practices laws of California, including California Business and Professions Codes sections 17200 and 17500;

     WHEREAS, the Bank neither admits nor denies that it has violated the provisions of the Truth in Lending Act, Regulation Z, the Federal Trade Commission Act, or any false advertising and unfair business practices laws, including California Business and Professions Codes sections 17200 and 17500;

     WHEREAS, the Bank, in the interest of compromise and settlement, consents to the issuance of a Consent Order, dated June 28, 2000 ("Order"); and

     WHEREAS, the Comptroller has determined that the restitution and prospective relief required by the Order is a suitable and equitable remedy for the conduct which is the subject of the Order.

     NOW THEREFORE, in consideration of the above premises, the Comptroller, by and through his authorized representative, and the Bank, by and through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

                                   ARTICLE I

                                 JURISDICTION

     (1) The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C.
(S)1 et seq.

     (2) The Bank is an "insured bank" and an "insured depository institution" as defined in 12 U.S.C. (S) 1813(c) and within the meaning of 12 U.S.C. (S) 1818(b).

     (3) The Comptroller is the "appropriate Federal banking agency" regarding the Bank, pursuant to 12 U.S.C. (S)(S) 1813(q) and 1818(b)(1).

                                  ARTICLE II

                            STIPULATION AND CONSENT

     (1) The Bank hereby agrees and consents to the issuance of the Order by the Comptroller. The Bank further agrees and consents that the Order shall be deemed an "order issued with the consent of the depository institution" as defined in 12 U.S.C. (S) 1818(h)(2), and that the Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. (S) 1818(i).

     (2) The agreement and consent of the Bank shall not be deemed or represent a determination on the merits of any violation of law or regulation.


                                  ARTICLE III

                                    WAIVERS

     (1) The Bank, by entering into this Stipulation and Consent, hereby waives:

          (a) The issuance of a Notice of Charges pursuant to 12 U.S.C. (S) 1818(b);

          (b) Any and all procedural rights available in connection with the issuance of the Order, including any requirement that findings be made as a condition of the Order under 12 U.S.C. (S) 1818, and nothing in this Stipulation and Consent or the Order shall constitute such a finding;

          (c) Any and all rights to seek any type of administrative or judicial review of the Order; and

          (d) Any and all rights to challenge or contest the validity of the Order.


                                  ARTICLE IV

                               RELEASE OF CLAIMS

          (1) The Comptroller, by entering into this Stipulation and Consent, agrees that he shall not initiate any legal action against the Bank or any "institution affiliated party," as defined in 12 U.S.C. (S) 1813(u), that alleges violations of the Truth in Lending Act, Regulation Z, the Federal Trade Commission Act, the false advertising and unfair business practices laws of California, including California Business and Professions Codes sections 17200 and 17500, or the comparable laws of any other State, arising during the period between June 15, 1995 and the Settlement Date out of the specific transactions and practices that form the basis for the relief required by the Order.

          (2) The Bank agrees that the provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, he deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.


                                   ARTICLE V

                           MISCELLANEOUS PROVISIONS

          (1) Nothing in this Stipulation and Consent shall be construed to be and is not intended to imply any admission or denial by the Bank as to any fact, issue of law, or violation of law, nor shall compliance with the Order constitute or be construed as an admission or denial by the Bank of any fact, finding, conclusion, issue of law, or violation of law. The Bank's agreement to institute a practice pursuant to this Stipulation and Consent does not constitute an admission or denial that the Bank's practice was otherwise prior to the Settlement Date as defined in the Order. Payments under the Order are made to compensate consumers and do not constitute, and shall not be construed as forfeitures, fines or penalties, or payments in lieu thereof.

     (2) The Comptroller and the Bank acknowledge that the Bank presently markets its products through the employees of the Bank's affiliate Providian Bancorp Services, and agree that the obligations of the Bank under the Order (e.g., the making of representations and disclosures to consumers in the course of marketing the Bank's products) may be carried out by the employees of such affiliate rather than by the employees of the Bank, without violating the Order.

     (3) This Stipulation and Consent constitutes the entire agreement between the Comptroller and the Bank and supersedes all prior contracts, agreements, promises, and understandings between the Parties and any contemporaneous oral agreements between the Parties, as they relate to the dispute described in this Stipulation and Consent. This Stipulation and Consent may not be altered, modified, or otherwise changed in any respect except by writing duly executed by the Comptroller's authorized representatives and the Bank's duly authorized representatives.

     (4) This Stipulation and Consent may be executed in one or more counterparts which, taken together, shall constitute one and the same document. In the event that any of the provisions of this Stipulation and Consent are held by a court to be unenforceable, the validity of the other provisions shall not be adversely affected.

     (5) The undersigned are authorized to execute this Stipulation and Consent on behalf of their respective parties and have read, understood and agreed to all of the terms and conditions of this Stipulation and Consent and the Order.

     (6) The titles of paragraphs are inserted solely for convenience and do not affect the construction of any provision of this Stipulation and Consent or the Order.

     IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set her hand on behalf of the Comptroller.


/s/ Leann G. Britton                         June 28, 2000
---------------------------------          -------------------
Leann G. Britton                           Date
Senior Deputy Comptroller
 for Bank Supervision Operations


     IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.


/s/ Shailesh J. Mehta                       June 23, 2000
----------------------------------         -------------------
Shailesh J. Mehta                          Date
Chairman of the Board of Directors


/s/ Dianne Peterson                         June 23, 2000
----------------------------------         -------------------
Dianne Peterson                            Date
Director

/s/ D. Hotchkiss                            June 23, 2000
----------------------------------         -------------------
D. Hotchkiss                               Date
Director


/s/ Janice Kitchen                          June 23, 2000
----------------------------------         -------------------
Janice Kitchen                             Date
Director


/s/ Eric O'Brien                            June 23, 2000
----------------------------------         -------------------
Eric O'Brien                               Date
Director